Exhibit 99.1

Soluna Announces Resignation of Chief Financial Officer

April 12, 2023 05:00 PM Eastern Daylight Time

ALBANY, N.Y. Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for Bitcoin mining and other intensive computing, announced today that it has accepted the resignation of its Chief Financial Officer, Philip Patman Jr., effective April 21,

Michael Toporek, CEO of Soluna Holdings, stated, “On behalf of Soluna, we want to thank Philip for his contributions to the team, including his leadership of Soluna’s finance team. We wish him continued success in his new position.”

David Michaels, a Company Director and Chairman of the Audit Committee will serve as interim CFO. Mr. Michaels is also a member of the Governance, Compensation & Nominating Committee and served as Board Chairman and Lead Independent Director at Soluna. He has more than 30 years of finance experience at public and private companies, including CFO roles at the American Institute for Economic Research, Inc. and Starfire Systems, Inc. and Vice President of Treasury, Tax and Chief Risk Officer at Albany International Corp. (NYSE: AIN). With this announcement, the Company will shortly be announcing realignments to its board committees.

Mr. Patman’s resignation is not the result of any dispute or disagreement with the Company including any matters relating to the Company’s practices, policies, accounting practices, or financial reporting.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as Bitcoin mining, AI, and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

Contacts

Michael Toporek

CEO

Soluna Holdings, Inc.

hello@soluna.io